EMPIRE RESOURCES, INC.

EMPIRE RESOURCES REPORTS IMPROVED FIRST QUARTER 2014 RESULTS

- Sales of $138.3 Million, Up 23% from Fourth Quarter of 2013

- Operating Income More Than Doubles from 2013 Fourth Quarter to $3.2 Million

Fort Lee, NJ, May 15, 2014 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the first quarter of 2014 were $138.3 million, an increase of 23% from the fourth quarter of 2013, and 4% higher than the 2013 first quarter. The improvement compared with the 2013 fourth quarter reflected increased sales across all regions including Latin America, North America, Australia/New Zealand and Europe.

Gross profit for the first quarter of 2014 was $6.5 million, or 4.7% of sales, compared with $4.5 million, or 4.0% of sales, in the fourth quarter of 2013, and $6.6 million, or 5.0% of sales, in the 2013 first quarter. The sequential improvement in gross profit was due to a pick-up in market demand compared with the fourth quarter, as well as the Company's continued focus on cost reduction.

Operating income for the first quarter of 2014 was $3.2 million, which is more than double the operating income of $1.5 million in the fourth quarter of 2013. Operating income was $3.4 million in the first quarter of 2013. While SG&A expenses in the first quarter of 2014 were approximately level with the first quarter of 2013, they were 9% higher than the 2013 fourth quarter, due to compensation expenses in line with higher sales volume.

Net interest expense for the first quarter of 2014 was $1.1 million, which is level with both the fourth and first quarters of 2013.

The Company recognized a non-cash non-operating loss of $0.4 million in the first quarter of 2014 related to the change in fair market valuation of the derivative feature of its convertible subordinated note. That compares with a non-cash non-operating gain of $0.4 million in the fourth quarter of 2013 and a non-cash non-operating loss of $2.1 million in the first quarter of 2013, related to the derivative valuation recognized in those periods.

For the first quarter of 2014, net income was $1.0 million, or $0.12 per diluted share, versus net income of $0.5 million, or $0.04 per diluted share, in the fourth quarter of 2013, and $0.1 million, or $0.01 per diluted share, in the first quarter of 2013.

Non-GAAP net income, which excludes changes in the value of the derivative liability, net of tax, was $1.3 million, or $0.15 per diluted share, for the first quarter of 2014, compared with non-GAAP net income of $0.2 million, or $0.03 per diluted share, in the fourth quarter of 2013, and non-GAAP net income of $1.4 million, or $0.16 per diluted share in the first quarter of 2013. The Company uses this measure internally to evaluate its operating performance and believes that this is a useful measure also used by investors.

Nathan Kahn, President and CEO, commented, “The strong sequential increase in our first quarter sales was due to improved market demand across all regions, with growth especially strong in Latin America, driven by demand for our steel products, demonstrating the benefit of our diversification into steel over the past few years. Our sales initiatives in Europe and Australia/New Zealand also resulted in sequential sales growth of nearly 20% in each region. Our continuing effort to manage variable costs contributed to the improvement in our first quarter profitability. Going forward, our focus will remain on building shareholder value.”

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company’s performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for or superior to net income or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company’s operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income (Unaudited)	Three Months Ended March 31,
(In thousands except per share amounts)	2014	2013
Net sales	$138,317	$133,430
Cost of goods sold	131,830	126,800
Gross profit	6,487	6,630
Selling, general and administrative expenses	3,299	3,258
Operating income	3,188	3,372
Other expenses
Change in value of derivative liability	(429)	(2,123)
Interest expense, net	(1,091)	(1,113)
Income before income taxes	1,668	136
Income taxes	642	51
Net income	$1,026	$85
Weighted average shares outstanding:
Basic	8,629	8,586
Diluted	8,886	8,852
Earnings per share:
Basic	$0.12	$0.01
Diluted	$0.12	$0.01
See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Balance Sheets (In thousands, except share and per share amounts)	March 31, 2014 (Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash	$1,708	$2,477
Trade accounts receivable (less allowance for doubtful accounts of $562 and $562)	78,453	52,696
Inventories	117,641	139,752
Deferred tax assets	3,211	3,217
Advance to supplier, net of imputed interest of $147 and $176	3,177	3,147
Other current assets, including derivatives	5,312	6,081
Total current assets	209,502	207,370
Advance to supplier, net of imputed interest of $31 and $56, and net of current maturities	2,479	3,287
Preferential supply agreement, net	561	641
Long-term financing costs, net of amortization	111	358
Property and equipment, net	3,932	3,949
Deferred tax assets	431	215
Total assets	$217,016	$215,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$117,764	$107,922
Current maturities of mortgage payable	1,245	1,290
Trade accounts payable	30,283	44,058
Income taxes payable	2,880	2,042
Accrued expenses and derivative liabilities	5,424	2,844
Dividends payable	217	215
Total current liabilities	157,813	158,371

Subordinated convertible debt net of unamortized discount of $1,226 and $1,368 respectively	10,774	10,632
Derivative liability for embedded conversion option	2,477	2,048
Total Liabilities	171,064	171,051

Commitments (Note 18)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at March 31, 2014 and December 31, 2013	117	117
Additional paid-in capital	12,200	11,937
Retained earnings	38,987	38,178
Accumulated other comprehensive income	65	51
Treasury stock, 3,081,086 and 3,177,708 shares at March 31, 2014 and December 31, 2013, respectively	(5,417)	(5,514)
Total stockholders' equity	45,952	44,769
Total liabilities and stockholders' equity	$217,016	$215,820

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$1,026	$85
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization	275	173
Change in value of derivative liability	429	2,123
Amortization of convertible note discount	141	141
Imputed interest on vendor advance	(55)	(85)
Amortization of supply agreement	80	80
Deferred income taxes	(216)	(866)
Foreign exchange (loss)/gain and other	(2)	19
Stock-based compensation	373	-
Changes in:
Trade accounts receivable	(25,743)	(12,512)
Inventories	22,124	16,355
Other current assets	769	(4,761)
Trade accounts payable	(13,776)	4,475
Income taxes payable	838	915
Accrued expenses and derivative liabilities	2,584	(789)
Net cash (used in)/provided by operating activities	(11,153)	5,353
Cash flows provided by investing activities:
Repayment related to supply agreement	833	833
Purchases of property and equipment	(11)	(9)
Net cash provided by investing activities	822	824
Cash flows provided by/(used in) financing activities:
Proceeds from/(repayments) of notes payable – banks	9,833	(6,580)
Repayments - mortgage payable	(44)	(42)
Dividends paid	(215)	-
Treasury stock purchased	(13)	(21)
Net cash provided by/(used in) financing activities	9,561	(6,643)
Net decrease in cash	(770)	(466)
Effect of exchange rate	1	(6)
Cash at beginning of period	2,477	3,136
Cash at end of the period	$1,708	$2,664
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,509	$766
Income taxes	$241	$110
Non cash financing activities:
Dividend declared but not yet paid	$217	$215

See notes to unaudited condensed consolidated financial statements

Non-GAAP Consolidated Statements of Income (Unaudited)	Three Months Ended
(In thousands except per share amounts)	March 31, 2014	December 31, 2013	March 31, 2013
GAAP income before income taxes	1,668	792	136
Addback: change in value of derivative liability	429	(400)	2,123
Non-GAAP net income before taxation	2,097	392	2,259
Income taxes	807	158	847
Non-GAAP net income	$1,290	$234	$1,412
Weighted average shares outstanding:
Basic	8,629	8,581	8,586
Diluted	8,886	8,842	8,852
Non-GAAP earnings per share:
Basic	$0.15	$0.03	$0.16
Diluted	$0.15	$0.03	$0.16

Contacts:

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com